Exhibit 99.1

Landec Corporation Reports Second Quarter and First Half Fiscal Year 2011 Results

MENLO PARK, Calif.--(BUSINESS WIRE)--January 4, 2011--Landec Corporation (Nasdaq:LNDC), today reported results for the second quarter and first half of fiscal year 2011. For the second quarter of fiscal year 2011, revenues increased 15% to $70.2 million and net income increased 34% to $2.1 million compared to the second quarter of fiscal year 2010.

“We increased revenues and net income during the second quarter of fiscal year 2011 compared to the second quarter of fiscal year 2010 due to our recently acquired hyaluronan-based biomaterials subsidiary, Lifecore Biomedical, Inc., which generated $8.4 million in revenues with a gross margin of 64% contributing $5.4 million in gross profit. In our Apio, Inc. food business, as previously disclosed in our press release three weeks ago, prolonged cold and wet weather has adversely impacted produce sourcing for the produce industry and for Apio’s value-added, fresh-cut vegetable business,” stated Gary Steele, Chairman and CEO of Landec. “During the second quarter of fiscal year 2011 compared to the second quarter of fiscal year 2010, revenues increased $9.2 million, or 15%, while gross profit increased $4.4 million, or 60%, to $11.9 million and net income increased 34% to $2.1 million. Additionally in the second quarter of fiscal year 2011, gross margin improved 4.7 percentage points to 16.9% compared to 12.2% during the second quarter last year.”

The revenue growth of $9.2 million was due to the $8.4 million in Lifecore revenues and from a $2.6 million, or 15%, increase in Apio’s export revenues. This growth was partially offset by a $1.6 million, or 4%, decrease in revenues for Apio’s value-added, fresh-cut vegetable business as a result of weather-related produce sourcing issues and from Apio exiting some low margin business during the second half of fiscal year 2010.

For the second quarter of fiscal year 2011, Landec’s net income increased $521,000 to $2.1 million from net income of $1.5 million for the second quarter of fiscal year 2010. The increase in net income during the second quarter of fiscal year 2011 compared to the second quarter last year was due to the $2.8 million of net income before taxes from Lifecore. This increase was partially offset by a $909,000 decrease in gross profit from Apio’s value-added, fresh-cut vegetable business due to produce sourcing issues partially offset by lower promotional costs and reduced packaging costs and from a $768,000 increase in operating costs at Corporate and Landec Ag due primarily to an increase in stock based compensation expenses and as a result of the amendment to our agreement with Monsanto wherein beginning with the third quarter of last year Landec is now responsible for paying for all of Landec Ag’s operating expenses.

“Considerable progress was made during Landec’s second quarter including: (1) the successful integration of Lifecore with strong initial results, (2) progress with Monsanto from laboratory chemistry to biological lab tests, (3) the advancement of personal care products using Landec’s Intelimer® technology sold and distributed by Air Products now numbering over 40 products, (4) Chiquita demonstrating for its Fresh & Ready® Avocados packaged in Landec’s BreatheWay® technology that initial avocado retail customers are experiencing significant reduction in shrink and double digit sales increases, and (5) the initiation of an additional acquisition search to identify new investment opportunities for growth and margin enhancement,” added Steele.

Dennis Allingham, Lifecore’s CEO, noted, “With Landec we are beginning to make joint customer calls in order to communicate the breadth and depth of our combined capabilities in polymer synthesis, new product development, and operational excellence with strong capabilities in regulatory compliance for pharmaceutical grade products. Lifecore is having a very good year as evidenced in its results for the first six months of fiscal year 2011.”

“California and Arizona experienced a prolonged period of cold and wet weather during November and December of 2010 which has resulted in produce shortages in Apio’s value-added, fresh-cut vegetable business due to lower growing and production yields and poor produce quality that does not meet our stringent quality standards,” stated Ron Midyett, Apio’s CEO. “These shortages have occurred during two of the higher volume sales months and have resulted in Apio having to purchase certain key raw produce items on the open market at prices considerably higher than contracted prices in order to meet our obligations to our customers during their critical holiday season. In addition, key customers have had difficulty in transporting products during December due to severe weather in the Midwest and the East Coast. The Apio team has handled the produce shortage situation well as we focus on serving our customers during challenging times.”

“Lifecore is having an excellent year with record sales and profits and we currently estimate that for our fiscal year 2011 results, approximately half of the negative impact from Apio’s sourcing issues will be offset by better than expected results from Lifecore and from Landec’s other lines of business,” continued Mr. Steele. “As we stated in our press release on December 13, 2010, for fiscal year 2011, Landec expects revenue growth of 12% to 15% and net income growth of 20% to 25% compared to fiscal year 2010 assuming more normal weather conditions during the last five months of fiscal year 2011. The earnings per share for fiscal year 2011 is expected to be in the range of $0.34 to $0.36. The net income growth guidance continues to be based on growth compared to net income in fiscal year 2010 after excluding the $3.7 million in non-recurring charges in fiscal year 2010. With projected revenue growth of 12% to 15% and net income growth of 20% to 25%, we still expect a good year overall.”

Revenues for the first six months of fiscal year 2011 increased $13.2 million, or 11%, to $135.1 million compared to revenues of $121.9 million for the same period a year ago. Net income for the first six months increased 17% to $4.4 million or $0.16 per diluted share compared to net income of $3.7 million or $0.14 per diluted share for the same period last year.

The increase in revenues during the first six months of fiscal year 2011 compared to the first six months of fiscal year 2010 was due to $14.8 million of revenues from Lifecore and a $1.3 million increase in Apio’s export business. These increases were partially offset by a $3.2 million decrease in revenues in Apio’s value-added, fresh-cut vegetable business.

Net income for the first six months of fiscal year 2011 increased $641,000 compared to the first six months of last year, primarily due to the $3.5 million of net income before taxes from Lifecore. This increase was partially offset by a $1.2 million decrease in gross profit from Apio’s value-added, fresh-cut vegetable business due to produce sourcing issues partially offset by lower promotional costs and reduced packaging costs and from a $1.2 million increase in operating costs at Corporate and Landec Ag due primarily to an increase in stock based compensation expenses and as a result of the amendment to our agreement with Monsanto wherein beginning with the third quarter of last year Landec is now responsible for paying for all of Landec Ag’s operating expenses.

Landec Second Quarter 2011 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 5, 2011 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2011. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 847-7860 or (703) 639-1427 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, January 12, 2011 by calling (888) 266-2081 or (703) 925-2533, code #1501183.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications. With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties. Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables. Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield. Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. With its recent acquisition of Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	November 28, 2010	May 30, 2010
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$45,040	$48,238
Accounts and income taxes receivable, net	25,773	20,105
Inventories, net	19,744	16,107
Notes and advances receivable	1,169	241
Deferred taxes	1,363	1,262
Prepaid expenses and other current assets	1,459	2,989
Total Current Assets	94,548	88,942

Property and equipment, net	51,130	50,161
Intangible assets, net	57,136	57,256
Other assets	4,214	3,838
Total Assets	$207,028	$200,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,050	$14,703
Accrued compensation	2,147	2,043
Other accrued liabilities	2,909	3,277
Deferred revenue	2,241	3,391
Current portion of long-term debt	4,329	4,521
Total Current Liabilities	30,676	27,935

Long-term debt	17,501	19,249
Deferred revenue	—	1,000
Deferred taxes	9,639	8,801
Other non-current liabilities	11,240	10,737

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	119,154	117,730
Accumulated other comprehensive loss, net of taxes	(331)	(179)
Retained earnings	17,565	13,206
Total Stockholders' Equity	136,415	130,784
Noncontrolling interest	1,557	1,691
Total Equity	137,972	132,475
Total Liabilities and Stockholders’ Equity	$207,028	$200,197

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended		Six Months Ended
	November 28,	November 29,	November 28,	November 29,
	2010	2009	2010	2009
Revenues:
Product sales	$67,720	$58,490	$129,980	$116,882
Services revenues	986	914	2,051	2,080
License fees	1,350	1,350	2,700	2,700
Research, development, and royalty revenues	112	179	389	213
Total revenues	70,168	60,933	135,120	121,875

Cost of revenue:
Cost of product sales	57,438	52,764	109,724	103,935
Cost of services revenues	875	752	1,725	1,653
Total cost of revenue	58,313	53,516	111,449	105,588

Gross profit	11,855	7,417	23,671	16,287

Operating costs and expenses:
Research and development	2,255	942	4,487	1,881
Selling, general and administrative	6,072	4,182	11,725	8,752
Total operating costs and expenses	8,327	5,124	16,212	10,633
Operating income	3,528	2,293	7,459	5,654

Interest income	117	266	224	554
Interest expense	(209)	(4)	(435)	(5)
Other expense	(44)	—	(102)	—
Net income before taxes	3,392	2,555	7,146	6,203
Income taxes	(1,209)	(895)	(2,561)	(2,176)
Consolidated net income	2,183	1,660	4,585	4,027
Noncontrolling interest	(128)	(126)	(226)	(309)
Net income available to common stockholders	$2,055	$1,534	$4,359	$3,718

Diluted net income per share	$0.08	$0.06	$0.16	$0.14

Shares used in diluted per share computations	26,560	26,676	26,639	26,670

LANDEC CORPORATION SECOND
QUARTER ENDED NOVEMBER 28, 2010
QUESTIONS AND ANSWERS

1) Is the acquisition of Lifecore meeting your expectations?

Yes, we are very pleased with this acquisition. Lifecore had a strong first half of the year with revenues and profits exceeding our original expectations.

2) Lifecore had an exceptionally good second quarter. Can we expect similar results in future quarters?

Lifecore's product revenues primarily consist of sales of hyaluronan raw material and aseptically filled hyaluronan finished goods. The product mix produces variable margins depending on the market segment, customer and services provided. Therefore, quarterly results can vary depending on the specific mix of business and customer order patterns in a given reporting period. In addition, customer order patterns also influence the sales mix. In the second quarter gross margins were 64% representing a favorable product mix and sales mix. Over the course of a typical full fiscal year, we expect margins to normalize at approximately 50%.

3) What impact did the produce sourcing issues have on the Company’s gross profit during the second quarter of fiscal year 2011 and what is the estimate for the full year?

Weather-related produce sourcing issues resulted in a reduction of $2.2 million in gross profit during the second quarter due to: (1) poor harvest and production yields, (2) purchases on the open market considerably above contracted prices, (3) lost revenues due to produce shortages, (4) increased handling costs to sort poor quality produce, and (5) losses on sourcing arrangements with produce growers. We currently estimate, based on the assumption that sourcing will return to more normal levels after December, that for all of fiscal year 2011 gross profits in our food business will be reduced by $3.5 million as a direct result of the cold and wet weather during November and December 2010.

4) How is the roll out of the Chiquita’s Fresh & Ready® Avocado program progressing?

We are pleased with the progress that Chiquita is making now that Chiquita’s distribution capabilities are nationwide. The BreatheWay technology is performing as designed, maintaining shelf life for both retailers and consumers, and delivering fully ripened and ready-to-eat avocados. Chiquita is very positive about the avocado program. In addition to having year round sourcing and processing centers operational to support the avocado program, Chiquita is now actively marketing the product nationwide. Chiquita is currently working with several large retailers and has added several new retail customers during the last few months. According to Chiquita, Chiquita retail customers for Fresh & Ready avocados are experiencing double digit sales increases with substantially lower shrink compared to conventional avocados.

5) Any new updates on the Monsanto licensing program?

The program is progressing well and our efforts are expanding beyond chemistry laboratory trials to biological laboratory trials in order to evaluate performance in plants with the goal of starting field trials this Spring.

6) Are you considering new investment or acquisition initiatives?

Yes. Our new investment search is focused on opportunities where we can accelerate our profitable growth in our core businesses of food and biological materials. We recently engaged an investment banking firm to assist us in identifying potential investment targets that have technology and commercial products that are synergistic with our polymer and biomaterials technologies. The investment banking firm has been working very closely with both Landec’s V.P. of Business Development, Molly Hemmeter, and Lifecore’s recently hired V.P. of Business Development, Rick Curtis, to identify initial targets.

7) What is the outlook for new licensing deals?

We recently began a collaborative six month technical evaluation program in the drug delivery area. The six-month evaluation period ends in April 2011 at which time we plan to provide an update on this program.

8) How much of this year’s tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, plus R&D tax credit carry forwards, we are estimating that in fiscal year 2011 Landec will pay only 20% of our GAAP income tax expense in cash, for an effective cash tax rate of approximately 7%, resulting in the preservation of cash.

9) How many shares has the Company repurchased under its stock buyback plan?

From the initiation of the plan on August 19, 2010 through the end of our second quarter of fiscal year 2011, we have repurchased 215,684 shares at a total price of $1.2 million at an average per share price of $5.49.

10) What are Landec’s goals for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business and find technical synergies between Lifecore and Landec, (2) grow Apio’s food business and maintain Apio’s margins, (3) maintain a strong balance sheet, (4) find new investment opportunities for growth and margin enhancement, (5) support Chiquita with its roll-out plans for avocados, (6) support Monsanto with strong technical contributions over the next 12 months, and (7) find new applications for BreatheWay packaging technology. We see growth opportunities and we are expanding our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses, as evidenced in the results for the first half of fiscal year 2011.

11) How do the results by line of business for the three and six months ended November 28, 2010 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/28/10	Three months ended 11/29/09	Six months ended 11/28/10	Six months ended 11/29/09
Revenues:
Apio Value Added(a)	$40,179	$41,733	$79,824	$83,024
Apio Packaging (b)	470	593	1,383	1,157
Technology Subtotal	40,649	42,326	81,207	84,181
Apio Export (c)	19,635	17,074	36,118	34,776
Total Apio	60,284	59,400	117,325	118,957
Lifecore	8,422	—	14,806	—
Tech. Licensing (d)	1,462	1,533	2,989	2,918
Total Revenues	70,168	60,933	135,120	121,875

Gross Profit:
Apio Value Added	3,341	4,250	8,952	10,115
Apio Packaging	411	505	1,163	1,021
Technology Subtotal	3,752	4,755	10,115	11,136
Apio Export	1,230	1,129	2,161	2,233
Total Apio	4,982	5,884	12,276	13,369
Lifecore	5,411	—	8,406	—
Tech. Licensing	1,462	1,533	2,989	2,918
Total Gross Profit	11,855	7,417	23,671	16,287

R&D:
Apio	246	307	469	601
Lifecore	1,091	—	2,145	—
Tech. Licensing	918	635	1,873	1,280
Total R&D	2,255	942	4,487	1,881

S,G&A:
Apio	3,190	3,048	6,211	6,111
Lifecore	1,263	—	2,252	—
Corporate	1,619	1,134	3,262	2,641
Total S,G&A	6,072	4,182	11,725	8,752

Other (e):
Apio	(85)	(67)	(156)	(219)
Lifecore	(216)	—	(473)	—
Corporate	(1,172)	(692)	(2,471)	(1,717)
Total Other	(1,473)	(759)	(3,100)	(1,936)

Net Income (Loss):
Apio	1,461	2,462	5,440	6,438
Lifecore	2,841	—	3,536	—
Tech. Licensing	544	898	1,116	1,638
Corporate	(2,791)	(1,826)	(5,733)	(4,358)
Net Income	$2,055	$1,534	$4,359	$3,718
a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.
b)	Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.
c)	Apio’s Export business includes (1) its commission-based commodity export business, and (2) its commission-based domestic buy/sell business through the fourth quarter of fiscal year 2010.
d)	Included in Tech. Licensing are the Intellicoat® license fees from Monsanto and Landec Ag's R&D expenses beginning in the third quarter of fiscal year 2010.
e)	Included in Other are net interest income/(expense) and non-operating income/(expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 415-816-8868